Exhibit 10.12

FINAL
AGREEMENT
This Agreement (this “Agreement”) is made and entered into as of November 1, 2019 by and among CBL & ASSOCIATES PROPERTIES, INC., a Delaware corporation (the “Company”), and the persons and entities set forth on Exhibit A hereto (collectively, “Exeter”) (each of the Company and Exeter is hereafter referred to as a “Party” to this Agreement, and collectively as the “Parties”).
RECITALS
WHEREAS, the Company and Exeter have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;
WHEREAS, as of the date of this Agreement, Exeter owns 10,350,000 shares of common stock of the Company (the “Common Stock”);
WHEREAS, as of the date of this Agreement, the Company and Exeter have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement; and
WHEREAS, concurrently with the execution of this Agreement, the Company is granting Exeter a waiver from the Company’s ownership limitation provision in its Certificate of Incorporation to enable Exeter to Beneficially Own and Constructively Own (as such terms are defined in the Company’s Amended and Restated Certificate of Incorporation) up to 9.8% of the outstanding shares of Common Stock, upon the terms and subject to the conditions set forth therein (the “Ownership Limitation Waiver”).
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:
1.Board Matters; 2020 Annual Meeting.
(a)Board Representation.
(i)The Company agrees that simultaneously with the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to (A) increase the size of the Board from seven (7) members to nine (9) members, and (B) appoint to the Board each of Michael L. Ashner (“Ashner”) and Carolyn Tiffany (“Tiffany” and together with Ashner, the “New Exeter Appointees”). Each New Exeter Appointee shall be required to meet the Company’s Independence Standards for Independent Directors as set forth in the Company’s Guidelines on Corporate Governance that are in place as of the date of this Agreement and set forth on the Company’s website at www.cblproperties.com and as may be further amended (the “Corporate Governance Guidelines”). During the Standstill Period (as defined below) and for so long as Exeter meets the Minimum Ownership Level (as defined below), if any New Exeter Appointee should resign from the Board or be rendered unable to serve on the Board for any reason, then Exeter shall be entitled to recommend a replacement nominee to the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”) to fill the resulting vacancy, who shall meet the Governance

Committee’s qualification and membership requirements and applicable independence standards set forth in the Corporate Governance Guidelines, and other requirements of the Exchange Act (as defined below), the rules and regulations of the SEC (as defined below) and the listing standards for the New York Stock Exchange (or such other securities exchange on which the Common Stock shall be principally listed or traded) (any such replacement nominee appointed to the Board in accordance with this Section 1(a)(i) shall be referred to as a “Exeter Replacement Director”). Each member of the Board who is either a New Exeter Appointee or an Exeter Replacement Director are collectively referred herein as the “Exeter Directors”. The appointment of an Exeter Replacement Director to the Board shall be subject to the recommendation of the Governance Committee and approval of the Board in their sole discretion, after exercising their duties in good faith. In the event that the Governance Committee or the Board does not accept a person recommended by Exeter as an Exeter Replacement Director, Exeter shall have the right to recommend additional replacements to fill the resulting vacancy, whose appointment shall be subject to the recommendation of the Governance Committee and approval of the Board in accordance with the procedures described above. The Governance Committee and the Board shall expeditiously review and approve or disapprove any such Exeter Replacement Director. Any such Exeter Replacement Director shall be deemed to be a New Exeter Appointee for all purposes under this Agreement. The Company agrees that it shall not increase the number of directors on the Board in excess nine (9) during the Standstill Period, except as may be required by the terms of the Company’s preferred stock issuances.
(ii)The Company will recommend, support and solicit proxies for the election of the Exeter Directors at the 2020 annual meeting of stockholders of the Company (the “2020 Annual Meeting”) in the same manner as for the Company’s other nominees at the 2020 Annual Meeting (as determined by the Governance Committee, but subject to the approval of the Board, at least a majority of whom (exclusive of the Exeter Directors) will be independent, as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual, for purposes of this approval), in each case, so long as Exeter meets the Minimum Ownership Level.
(b)Committee Representation.
(i)Immediately following the execution of this Agreement, the Board will take all action necessary to appoint Ashner and Tiffany to the following existing committees of the Board: (A) Ashner, Executive Committee; and (B) Tiffany, Audit Committee and Compensation Committee. Ashner and Tiffany (and any Exeter Replacement Director for Tiffany) shall continue to be appointed to each such committee of the Board during the Standstill Period for so long as they serve on the Board and for so long as Exeter meets the Minimum Ownership Level.
(ii)Immediately following the execution of this Agreement, the Board shall establish a new advisory committee of the Board to be designated as the “Capital Allocation Committee.” The Capital Allocation Committee shall consist of three members who shall be (A) Ashner, who shall serve as the Chairman of such committee, (B) Stephen D. Lebovitz, and (C) Richard J. Lieb. The Capital Allocation Committee shall have principal responsibility to review and evaluate the Company’s capital structure, equity and debt sourcing, financial strategies, capital allocation plans, and distribution policies, and to make recommendations to the Board with respect thereto. The Company’s Chief Financial Officer and Chief Investment Officer shall serve as advisory members of the Capital Allocation Committee and shall be permitted to attend all meetings of such committee and to receive all materials provided to its members. Any change in the number of members of the Capital Allocation Committee shall require the unanimous consent of the Board.
(c)Additional Agreements.
(i)Exeter agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement as if such Affiliates and Associates were a party hereto and Exeter shall be responsible for any breach of this Agreement by any such Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”), shall include Winthrop Capital Advisors, LLC and its Affiliates and Associates, and shall include all persons or entities that at any time during the Standstill Period become Affiliates or Associates of any person or entity referred to in this Agreement.
(ii)During the Standstill Period, Exeter hereby agrees that it will not, and that it will not permit any of its Affiliates or Associates to, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the stockholders of the Company (each, a “Stockholder Meeting”), directly or indirectly, (B) submit any proposal for consideration at, or bring any other business before, any Stockholder Meeting, directly or indirectly, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any Stockholder Meeting directly or indirectly. Exeter shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(c)(ii).
(iii)During the Standstill Period, Exeter agrees that it shall, and shall cause each of its Affiliates and Associates to, appear in person or by proxy at each Stockholder Meeting and vote all shares of Common Stock beneficially owned, directly or indirectly, by Exeter or such Affiliate or Associate (or which Exeter or such Affiliate or Associate has the right or ability to vote) at such meeting (A) in favor of the slate of directors recommended by the Board, (B) against the election of any nominee for director not approved, recommended and nominated by the Board for election at any such meeting, and (C) in accordance with the Board’s recommendation with respect to any other matter presented at such meeting.
(iv)Each New Exeter Appointee has submitted (and prior to appointment to the Board, each Exeter Replacement Director shall submit) to the Company a fully completed copy of the Company’s standard director and officer questionnaire, an irrevocable resignation as director in the form attached hereto as Exhibit B and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of new Board members. Each Exeter Director will be required to comply with all policies, procedures, codes, rules, standards and guidelines applicable to members of the Board or its committees.
(v)Exeter agrees that the Board or any committee thereof, in the exercise of its duties, may recuse any of the Exeter Directors from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating and/or taking action with respect to the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement.
(vi)If at any time following the execution of this Agreement, Exeter’s aggregate beneficial ownership of Common Stock is less than the lower of (A) 5% of the issued and outstanding shares of Common Stock publicly disclosed by the Company as of such date and (B) 10,350,000 shares of Common Stock, subject to adjustment for stock splits (the “Minimum Ownership Level”), the resignation letter provided by each Exeter Director (or any Exeter Replacement Director) shall, upon the Board’s election, become effective. Exeter shall promptly (and in any event within two (2) business days) inform the Company in writing if at any time Exeter’s aggregate beneficial ownership of Common Stock decreases to less than the Minimum Ownership Level.
2.Standstill Provisions. Exeter agrees that, from the date of this Agreement until the expiration of the Standstill Period, neither it nor any of its Affiliates or Associates shall, and it shall cause each of its Affiliates and Associates not to, directly or indirectly, in any manner:
(a)engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents

(including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to Company Interests;
(b)form, join, encourage the formation of, or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Company Interests (other than a “group” that consists solely of the entities and persons set forth in Exeter’s Schedule 13D as filed with the SEC on August 26, 2019; provided, however, that nothing herein shall limit the ability of an Affiliate of Exeter to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement);
(c)deposit any Company Interests in any voting trust or subject any Company Interests to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among Exeter and its Affiliates and otherwise in accordance with this Agreement;
(d)seek, or encourage any person or entity, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;
(e)(i) make, or seek or encourage the making of, any proposal for consideration by stockholders at any Stockholder Meeting, (ii) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition, liquidation, dissolution or other business combination involving Exeter and the Company, (iii) solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition, liquidation, dissolution or other business combination involving the Company (or to refrain from doing so), or encourage, initiate or support any third party in making such an offer or proposal (or from refraining from doing so), (iv) publicly comment on or recommend any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, liquidation, dissolution or other business combination with respect to the Company by such third party, (v) call, seek to call, or encourage, initiate or participate in any request to call, a Stockholder Meeting, (vi) seek to amend any provision of the Certificate of Incorporation, Bylaws, or other governing documents of the Company or its subsidiaries (each as may be amended from time to time), (vii) enter into or maintain any economic, compensatory, pecuniary or other arrangements with any director or nominees for director of the Company or (viii) take any action similar to the foregoing with respect to any subsidiaries or assets of the Company;
(f)seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;
(g)seek to advise, support, influence or knowingly encourage any person or entity with respect to the voting or disposition of any Company Interests at any Stockholder Meeting, except in accordance with Section 1;
(h)institute, solicit, join or assist in any litigation, arbitration or other proceeding (including any derivative action) against or involving the Company, its current or former directors or officers, or any of their Affiliates or Associates, make any “books and records” demands against the Company or make application or demand to a court or other person or entity for an inspection, investigation or examination of the Company or its subsidiaries or Affiliates; provided, however, that nothing shall prevent Exeter from bringing litigation to enforce the provisions of this Agreement;
(i)make any request or submit any proposal to amend, modify or waive the terms of this Agreement or take any action challenging the validity or enforceability of any provision of or obligations arising under this Agreement, other than through confidential communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party;

(j)(A) acquire, cause to be acquired, or offer, seek or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining or forming a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise, ownership (beneficial or otherwise) of any Company Interests, other than shares of Common Stock as permitted by the Ownership Limitation Waiver or (B) make any request to increase the ownership limit contained in the Ownership Limitation Waiver; or
(k)enter into any negotiations, discussions, agreement, arrangement or understanding with any person or entity concerning any of the foregoing (other than this Agreement) or encourage or solicit any person or entity to undertake any of the foregoing activities.
For purposes of this Agreement, the term “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the later of (i) date that is 30 calendar days prior to the last day of the advance notice period for the submission by stockholders of director nominations for consideration at the 2021 Annual Meeting (as set forth in the advance notice provisions of the Company’s Bylaws existing on the date hereof) and (ii) thirty (30) days after Ashner or any Ashner/Exeter Replacement Director, as defined below, no longer serves as a director on the Board.  Notwithstanding anything herein to the contrary, if Exeter submits a notice to nominate directors for election at the 2021 Annual Meeting, Ashner, to the extent he is then a director, shall immediately tender his resignation from the Board, which shall be accepted by the Board on tender.

For purposes of the definition of the Standstill Period, the term “Ashner/Exeter Replacement Director” shall mean any Exeter Replacement Director that has specifically replaced Ashner and any Exeter Replacement Director who may replace such Exeter Replacement Director who has replaced Ashner and any subsequent Exeter Replacement Director replacing him or her (all of such Exeter Replacement Directors emanating from the replacement of Asher).

Notwithstanding anything set forth herein to the contrary, nothing in this Agreement will prohibit or restrict Exeter or its officers, directors, members or partners from: (a) communicating privately with the Board or any officer or director of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, subject in any case to any confidentiality obligations to the Company of any such director or officer; (b) privately communicating to any of its investors or any stockholder of the Company in a manner that does not otherwise violate the provisions of this Agreement (including this Section 2 and Section 12 “Confidentiality” and Section 14 “Mutual Non-Disparagement”) or (c) taking any action if (I) such action is not otherwise a breach of Section 12 “Confidentiality” or Section 14 “Mutual Non-Disparagement” of this Agreement and (II) such action is necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Exeter and its Affiliates. Notwithstanding the preceding sentence, if Exeter or its officers, directors, members or partners are required to respond to any subpoena issued by any court or governmental agency with subpoena authority and such response may include information the disclosure of which may be deemed to violate Section 12 “Confidentiality” of this Agreement, such disclosure shall not be deemed a breach of such Section but Exeter shall provide to the Company a copy of the subpoena at least two (2) business days prior to any response thereto and Exeter agrees to reasonably consider any comments of the Company with respect to such response.
Notwithstanding anything to the contrary in this Agreement, the Parties hereto acknowledge that each of the Exeter Directors, during such director’s service as a director of Company, will not be prohibited from acting in such director’s capacity as a director or from complying with such director’s fiduciary duties as a director of Company.

For purposes of this Agreement, “Company Interests” shall mean any securities of, or other interests in, or in reference to or in respect of, the Company or its subsidiaries, assets or properties, including Common Stock, preferred stock, common or preferred units in CBL & Associates Limited Partnership, membership interests, partnership interests, any other securities entitled to vote in the election of the Company’s directors, any other securities convertible into, or exercisable or exchangeable for, Common Stock or other securities or interests, whether or not subject to the passage of time or other contingencies, any secured or unsecured indebtedness of the Company or any of its subsidiaries, assets or properties, and any direct or indirect rights or options to acquire an interest (beneficial or otherwise) in, or any economic exposure to, any of the foregoing (including voting rights decoupled from the underlying securities, or through swaps, short sales or other derivative arrangements).
3.Compensation.
(a)Each Exeter Director shall be entitled to be compensated as a director and committee member in the same manner as the other “independent directors” of the Board including to the extent the Board or the Compensation Committee permits the compensation of independent directors to be paid in whole or in part in Common Stock (including any restrictions on such shares of Common Stock as may be determined by the Board or the Compensation Committee).
(b)The Company shall reimburse the Exeter Directors for all out of pocket expenses incurred by such Exeter Director in connection with his or her serving as a director in the same manner as the Company currently provides expense reimbursement to its “independent directors”.
4.Representations and Warranties of the Company. The Company represents and warrants to Exeter that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles.
5.Representations and Warranties of Exeter. Exeter represents and warrants, jointly and severally, to the Company that (a) as of the date hereof, it beneficially owns and is entitled to vote an aggregate of 10,350,000 shares of Common Stock, and other than such ownership, none of Exeter nor any of its Affiliates or Associates beneficially owns or has voting rights with respect to any Company Interests, has any rights or options to own or acquire any Company Interests, has any economic exposure to any Company Interests, or owns or has economic exposure to any other properties, assets or liabilities of the Company or its subsidiaries, (b) Exeter is not now, and will not become, party to any agreement, arrangement or understanding (whether written or oral) with any Exeter Director with respect to such person’s service as a director on the Board or any Board committee (including any such agreement, arrangement or understanding with respect to how such person should or would vote or act on any issue or question as a director) and Exeter has not provided or agreed to provide, and will not provide, any compensation to any Exeter Director in connection with such person’s service on the Board or any Board committee, (c) this Agreement has been duly and validly authorized, executed and delivered by Exeter and constitutes a valid and binding obligation and agreement of Exeter, enforceable against Exeter in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (d) Exeter has the authority to execute this Agreement and to bind it thereto.
6.Press Release. Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Exeter shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. The Company acknowledges that Exeter may file this Agreement as an exhibit to its Schedule 13D. The Company shall be given a reasonable opportunity to review and comment on any Schedule 13D filing made by Exeter with respect to this Agreement, and the description of the transactions contemplated by this Agreement shall be mutually agreed by Exeter and the Company.
7.Specific Performance. Each of Exeter, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Exeter, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation (or threatened violation) of, the terms hereof, and the other Party hereto (a) will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity, (b) agrees to waive any applicable right or requirement that a bond be posted by the Moving Party, and (c) if such Moving Party is awarded a final unappealable judgment in its favor in connection with the enforcement of the terms of this Agreement, the other Party shall reimburse the Moving Party for all of its reasonable and documented out-of-pocket costs incurred pursing such final judgment. This Section 7 is not the exclusive remedy for any violation of this Agreement, but will be in addition to all other remedies available at law or in equity.
8.Expenses. The Company shall, within thirty (30) days after the execution and delivery of this Agreement, reimburse Exeter in the amount of $225,000 for its fees and expenses (including legal expenses) incurred in connection with Exeter’s involvement at the Company to the date hereof including, but not limited to, the negotiation and execution of this Agreement.
9.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
10.Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by e-mail (provided such confirmation is not automatically generated); or (c) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses, facsimile numbers and e- mail addresses for such communications shall be:

If to the Company:

CBL & Associates Properties Inc. 2030 Hamilton Place Blvd. Suite 500 Chattanooga, Tennessee 37421 Attention: Stephen D. Lebovitz, Chief Executive Officer Email: stephen.lebovitz@cblproperties.com with a copy (which shall not constitute notice) to:

CBL & Associates Properties Inc.
2030 Hamilton Place Blvd.
Suite 500
Chattanooga, Tennessee 37421
Attention: Jeffery V. Curry, Chief Legal Officer
Email: jeff.curry@cblproperties.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Michael P. Brueck
                 Shaun J. Mathew
E-mail: michael.brueck@kirkland.com
                 shaun.mathew@kirkland.com

If to Exeter:

Exeter Capital Investors, L.P. Two Jericho Plaza Suite 111-Wing A Jericho, New York 11753 Attention: Michael L. Ashner Email: mashner@firstwinthrop.com with a copy (which shall not constitute notice) to:

Meltzer, Lippe, Goldstein & Breitstone, LLP
190 Willis Avenue
Mineola, New York 11501
Attention: David J. Heymann
Email: dheymann@meltzerlipppe.com

and

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Steven Wolosky, Esq.
Email: swolosky@olshanlaw.com

11.Applicable Law; Jurisdiction; Waiver. This Agreement, and all claims, counterclaims, proceedings or causes of actions (whether at law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware). Each Party irrevocably agrees that all actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (the “Chosen Courts”)). Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any action or proceeding arising out of or relating to this Agreement brought by any Party, whether sounding in tort, contract or otherwise, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Chosen Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law. The Parties acknowledge that nothing in this Agreement shall limit the exercise of any director’s duty as a director of the Company under applicable law (including the Exeter Directors). EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
12.Confidentiality. The Exeter Directors shall be required to preserve the confidentiality of the Company’s non-public information, including any non-public information entrusted to or obtained by such director by reason of his or her position as a director of the Company and any discussions or matters considered in meetings of the Board or Board committees (“Confidential Information”). The Exeter Directors shall keep confidential all Confidential Information, not disclose any Confidential Information to any third parties, and not use any Confidential Information except in connection with their roles as directors.
13.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).
14.Mutual Non-Disparagement. Subject to applicable law and except for statements made by a Party in a meeting of the Board of Directors of the Company or in private discussions among the Parties, each of the Parties covenants and agrees that during the Standstill Period, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers or directors, shall in any way criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement), employees, advisors or managers, stockholders, agents, attorneys or representatives, or any of their businesses, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.

15.Securities Laws. Exeter acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person or entity who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities.
16.Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries. This Agreement contains the entire understanding of the Parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties with respect to the subject matter of this Agreement other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Exeter. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Exeter, the prior written consent of the Company, and with respect to the Company, the prior written consent of Exeter. Any purported assignment without such consent is null and void. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.
17.Interpretation and Construction. Each Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and no such Agreement or document may be construed against any Party by reason of its drafting or preparation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (a) the word “including” (in its various forms) means “including, without limitation,” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement, and (c) the word “or” is not exclusive.
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[Signature Page to Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

CBL & ASSOCIATES PROPERTIES INC. By: /s/ Stephen D. Lebovitz ______________________ Name: Stephen D. Lebovitz Title: Chief Executive Officer
EXETER CAPITAL INVESTORS, L.P. By: Exeter Capital GP LLC General Partner By: WEM Exeter LLC Managing Member By: /s/ Michael L. Ashner ______________________ Michael L. Ashner Managing Member
EXETER CAPITAL GP LLC By: WEM Exeter LLC Managing Member By: /s/ Michael L. Ashner ______________________ Michael L. Ashner Managing Member
WEM EXETER LLC By: /s/ Michael L. Ashner ______________________ Michael L. Ashner Managing Member
MICHAEL L. ASHNER /s/ Michael L. Ashner ______________________ Michael L. Ashner

EXHIBIT A
Exeter Capital Investors, L.P.
Exeter Capital GP LLC
WEM Exeter LLC
Michael L. Ashner

EXHIBIT B
FORM OF RESIGNATION
[DATE]
CBL & Associates Properties Inc.
2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee 37421

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1(c)(iv) of the Agreement (the “Agreement”), dated as of November 1, 2019, by and among CBL & Associates Properties Inc. (the “Company”) and Exeter (as defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective upon, and subject to, such time as Exeter’s aggregate ownership of Common Stock decreases to less than the Minimum Ownership Level, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.
This resignation may not be withdrawn by me at any time during which it is effective.
Sincerely,

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[•]
Director